EXHIBIT B
                                                                       ---------



December 13, 2005


The Board of Directors
Anteon International Corporation
3211 Jermantown Road
Fairfax, VA 22030-2801


Gentlemen:

We understand that Anteon International Corporation ("Anteon"), General Dynamics Corporation ("General Dynamics") and Acquisition Corporation ("Merger Subsidiary") propose to enter into an Agreement and Plan of Merger to be dated December 13, 2005 (the "Agreement"), pursuant to which Merger Subsidiary will merge with and into Anteon (the "Merger") and each share of Anteon common stock, par value $0.01 per share ("Anteon Common Stock"), other than dissenting shares and shares held by Anteon, General Dynamics or Merger Subsidiary, will be
converted   into  the  right  to   receive   $55.50  in  cash  (the  "Per  Share
Consideration"). You have provided us with a copy of the Agreement in substantially final form.

You have asked us to render our opinion as to whether the Per Share Consideration is fair, from a financial point of view, to the stockholders of Anteon.

In the course of performing our review and analyses for rendering this opinion, we have:

o     reviewed the Agreement;

o reviewed Anteon's Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005 and its Current Reports on Form 8-K filed since December 31, 2004;

o reviewed General Dynamics' Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended April 3, 2005, July 3, 2005 and October 2, 2005 and its Current Reports on Form 8-K filed since December 31, 2004;

o reviewed certain operating and financial information relating to Anteon's business and prospects, including forecasts for the five years ended December 31, 2009 (the "Anteon Forecasts"), all as prepared and provided to us by Anteon's management;

o met with certain members of Anteon's senior management to discuss Anteon's business, operations, historical and projected financial results and future prospects;

o reviewed the historical prices, trading multiples and trading volume of the shares of Anteon Common Stock;

o reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Anteon;

o reviewed the terms of recent mergers and acquisitions involving companies which we deemed generally comparable to Anteon;


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The Board of Directors
Ateon International Corporation
December 13, 2005
Page 2



o     performed discounted cash flow analyses based on the Anteon Forecasts;

o     reviewed  the  pro  forma  financial  results,   financial  condition  and
      capitalization of General Dynamics giving effect to the Merger; and

o conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Anteon or obtained by us from public sources, including, without limitation, the Anteon Forecasts. With respect to the Anteon Forecasts, we have relied on the representations of the senior management of Anteon that the Anteon Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Anteon as to the expected future performance of Anteon. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the Anteon Forecasts, and we have further relied upon the assurances of the senior management of Anteon that they are unaware of any facts that would make the information or the Anteon Forecasts incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Anteon, nor have we been furnished with any such appraisals. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Anteon.

We do not express any opinion as to the price or range of prices at which the shares of Anteon Common Stock may trade subsequent to the announcement of the Merger.

We have acted as a financial advisor to Anteon in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. Bear Stearns has been previously engaged by Anteon to provide certain investment banking and other services for which we received customary fees. In addition, Bear Stearns or its affiliates in the past have been engaged by General Dynamics or its affiliates to provide certain investment banking and other services in matters unrelated to the Merger, for which we have received, or expect to receive, customary fees. Bear Stearns, through one of its affiliates, is currently a participating lender in General Dynamics' credit facilities, through which General Dynamics may obtain all or a portion of the financing necessary to consummate the Merger. Bear Stearns is currently engaged, and in the past has been engaged, by Caxton-Iseman Capital, Inc., an affiliate of Anteon, to provide certain investment banking and other services in matters unrelated to the Merger, for which we have received, or expect to receive, customary compensation. In addition, various individuals and entities affiliated with us may have passive minority investments in private equity funds and partnerships managed by parties related to Caxton-Iseman Capital, Inc. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Anteon and/or General Dynamics for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.


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The Board of Directors
Ateon International Corporation
December 13, 2005
Page 3



It is understood that this letter is intended for the benefit and use of the Board of Directors of Anteon and does not constitute a recommendation to the Board of Directors of Anteon or any holders of Anteon Common Stock as to how to vote in connection with the Merger or otherwise. This opinion does not address Anteon's underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Anteon or the effects of any other transaction in which Anteon might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Anteon Common Stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Consideration is fair, from a financial point of view, to the stockholders of Anteon.


Very truly yours,

BEAR, STEARNS & CO. INC.


By: /s/ Dennis A. Bovin
    -----------------------
    Name:  Denis A. Bovin
    Title: Vice Chairman